EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

FIRST QUARTER 2019 SALES AND EARNINGS

Eau Claire,  Wisconsin (April 26, 2019)  ̶  National Presto Industries, Inc. (NYSE: NPK) announced today first quarter 2019 sales and earnings as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings, Maryjo Cohen, President, stated, “Net sales for the Housewares/Small Appliance segment increased by $3.7 million or 22.7% over those enjoyed in first quarter 2018. In contrast to the prior year, major customers did not start the new year with heavy inventory carryover. Instead, they needed to replenish their stocks. The segment’s increase was offset by a dip in Defense segment’s net shipments of $16.6 million or 27.4%, largely reflecting differences in shipment timing from its backlog. Operating earnings declined for both segments. The Housewares/Small Appliance segment experienced an operating loss due to a sizable change in overall corporate health and accident claims. The Defense segment operating earnings decreased from first quarter 2018 levels by $8.1 million or 46.9%, largely as a result of the drop in sales. Quarter to quarter differences in product mix also had an unfavorable comparative impact.”

The Housewares/Small Appliance segment introduced several new products at the March 2019 International Housewares Show. The Company unveiled a new line of egg cookers that make soft, medium, hard-boiled, and poached eggs. The line consists of two units—one that cooks one to six eggs at a time and one that makes as few as one and as many as a full dozen. The cooking process is largely automated. A buzzer sounds when the eggs are done. Each product features a specially designed cooking tray and cover that double as a handy egg storage unit for the refrigerator. Cords for both units store neatly in the base. The Company augmented its PRESTO Precise™ line with a new 10-quart electric black stainless steel pressure cooker. Like the six-quart version introduced last year, the new cooker regulates the temperature inside the cooker rather than the pressure, resulting in more precise control. It, too, uses an intuitive dial and LED screen interface, enabling the user to quickly scroll to the setting of choice from 19 options and determine at a glance the status of the cooking process. The Company also added a handsome 10-quart Kitchen Kettle™ to its line of die-cast multi-cookers. The new product features an extra-wide base that is ideal for sautéing vegetables or browning meats. The product itself is the ultimate in versatility. It steams, stews, roasts, boils, deep fries and more. As with the other PRESTO® multi-cookers, the 10-quart Kitchen Kettle™ is an aluminum casting that provides even heat distribution; uses the Control Master® heat control to maintain the proper cooking temperatures; comes with a tempered see-through glass cover and steaming/frying basket; features nonstick coating inside and out; and is fully immersible with the control removed. The Company expanded its line of Dehydro™ dehydrators with a new deluxe model. The new dehydrator is square, the ideal shape for making jerky. It comes with six clear trays that nest for easy, low profile storage, reducing the height of the dehydrator when stored by 43%. It also includes two nonstick screens for drying small foods and sticky fruit, as well as two fruit rollup sheets. The dehydrator can be expanded by up to six additional trays. A digital thermostat and timer allow the selection of precise drying times and temperatures. The unit shuts off automatically to prevent over drying, offers drying temperatures from 90° to 165° F and drying times up to 48 hours. Finally, the Company introduced the first full-sized induction pressure canner for the consumer market. With the increasing popularity of induction cooking that requires special cookware, an induction canner has become a necessity for many.

EXHIBIT 99.1

National Presto Industries, Inc. operates in two business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. It also designs and markets the first self-service/self-reloadable fire extinguisher: the Rusoh® Eliminator® fire extinguisher. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases.

	THREE MONTHS ENDED
	March 31, 2019	April 1, 2018
Net Sales	$63,850,000	$76,826,000
Earnings from Continuing Operations	$5,951,000	$10,994,000
Earnings from Discontinued Operations	$0	$(8,000)
Net Earnings	$5,951,000	$10,986,000
Net Earnings Per Share	$0.85	$1.57
Weighted Average Shares Outstanding	7,014,000	6,999,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.